SOUTHWEST GAS CORPORATION SUMMARY UNAUDITED OPERATING RESULTS (In thousands, except per share amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,		TWELVE MONTHS ENDED SEPTEMBER 30,
	2004	2003	2004	2003	2004	2003
Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(18,954)	$(18,590)	$10,992	$991	$44,212	$37,665
Contribution to net income - construction services	2,601	1,183	5,337	3,037	6,591	4,178

Net income (loss)	$(16,353)	$(17,407)	$16,329	$4,028	$50,803	$41,843

Earnings (loss) per share - gas operations	$(0.53)	$(0.55)	$0.32	$0.03	$1.28	$1.12
Earnings per share - construction services	0.07	0.04	0.15	0.09	0.19	0.13

Basic earnings (loss) per share	$(0.46)	$(0.51)	$0.47	$0.12	$1.47	$1.25

Diluted earnings (loss) per share	$(0.46)	$(0.51)	$0.47	$0.12	$1.45	$1.24

Average outstanding common shares	35,412	33,852	34,857	33,653	34,661	33,545
Average shares outstanding (assuming dilution)	--	--	35,116	33,911	34,942	33,816

Results of Natural Gas Operations
Gas operating revenues	$206,459	$167,827	$866,999	$733,192	$1,168,160	$1,014,275
Net cost of gas sold	102,978	72,398	450,690	358,908	574,285	472,942

Operating margin	103,481	95,429	416,309	374,284	593,875	541,333
Operations and maintenance expense	74,289	66,012	214,957	196,502	285,317	264,431
Depreciation and amortization	32,844	30,517	97,396	89,372	128,815	119,567
Taxes other than income taxes	9,528	9,075	29,026	27,530	37,406	35,613

Operating income (loss)	(13,180)	(10,175)	74,930	60,880	142,337	121,722
Other income (expense)	1,566	658	1,627	1,509	3,073	16,344
Net interest deductions	19,814	18,779	57,122	57,991	75,382	77,949
Net interest deductions on subordinated debentures	1,930	750	5,791	750	7,721	750
Preferred securities distributions	--	1,442	--	4,180	--	5,549

Income (loss) before income taxes	(33,358)	(30,488)	13,644	(532)	62,307	53,818
Income tax expense (benefit)	(14,404)	(11,898)	2,652	(1,523)	18,095	16,153

Contribution to net income (loss) - gas operations	$(18,954)	$(18,590)	$10,992	$991	$44,212	$37,665

SOUTHWEST GAS CORPORATION SELECTED STATISTICAL DATA SEPTEMBER 30, 2004

FINANCIAL STATISTICS
Market value to book value per share at quarter end	130%
Twelve months to date return on equity -- total company	7.9%
-- gas segment	7.2%
Common stock dividend yield at quarter end	3.4%

GAS OPERATIONS SEGMENT

Rate Jurisdiction	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity

Arizona	$688,202	9.20%	11.00%
Southern Nevada	574,285	7.45	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	102,703	9.17	10.90
Northern California	45,487	9.17	10.90
Paiute Pipeline Company (1)	75,059	9.69	11.60

    (1)        Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS	NINE MONTHS ENDED SEPTEMBER 30,		TWELVE MONTHS ENDED SEPTEMBER 30,
(In dekatherms)	2004	2003	2004	2003

Residential	48,453,997	43,993,792	63,765,008	57,147,646
Small commercial	22,224,904	20,592,944	29,547,361	27,470,030
Large commercial	7,782,869	7,647,453	10,193,613	9,996,796
Industrial / Other	12,163,748	12,487,797	15,390,493	16,954,080
Transportation	91,793,113	100,582,342	124,900,851	137,352,205

Total system throughput	182,418,631	185,304,328	243,797,326	248,920,757

HEATING DEGREE DAY COMPARISON

Actual	1,328	1,216	1,876	1,715
Ten-year average	1,368	1,371	1,921	1,930